Derived Information  [7/11/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

% Silent Second	49.3
CLTV of Loans with Silent Second	99.2%

DTI - Full Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	OLTV	% 2nd Lien
0.01 - 5.00	476,897	0.1	158,966	7.15	627	80.0	0.0
5.01 - 10.00	2,938,750	0.4	267,159	7.72	625	81.1	0.0
10.01 - 15.00	5,139,221	0.6	183,544	7.83	637	79.6	1.5
15.01 - 20.00	6,876,391	0.8	134,831	7.99	616	80.0	3.2
20.01 - 25.00	15,456,066	1.9	135,580	7.99	609	75.6	2.5
25.01 - 30.00	25,065,260	3.0	135,488	7.99	622	77.8	3.9
30.01 - 35.00	41,492,561	5.0	140,653	8.10	608	79.5	3.3
35.01 - 40.00	68,999,126	8.4	150,325	7.95	612	79.0	3.0
40.01 - 45.00	94,937,976	11.5	152,144	8.00	615	79.9	5.8
45.01 - 50.00	152,476,414	18.5	161,010	7.86	616	80.4	4.5
50.01 - 55.00	80,587,878	9.8	190,066	7.59	624	78.3	0.5
55.01 - 60.00	16,678,924	2.0	211,126	7.23	651	78.1	0.0
Total:	511,125,462	61.9	158,735	7.87	617	79.3	3.5

DTI - Stated Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	OLTV	% 2nd Lien
<= 0.00	164,487	0.0	82,243	12.16	678	95.3	100.0
0.01 - 5.00	75,922	0.0	75,922	9.30	658	80.0	0.0
5.01 - 10.00	74,674	0.0	74,674	9.38	604	65.0	0.0
10.01 - 15.00	202,807	0.0	67,602	9.50	622	81.4	0.0
15.01 - 20.00	1,232,913	0.1	102,743	8.80	648	66.4	12.1
20.01 - 25.00	2,991,110	0.4	142,434	8.46	636	72.5	1.5
25.01 - 30.00	7,338,520	0.9	159,533	8.67	630	75.7	0.9
30.01 - 35.00	9,465,850	1.1	182,036	8.54	638	77.5	3.9
35.01 - 40.00	19,436,005	2.4	183,359	8.55	635	77.9	4.3
40.01 - 45.00	39,335,723	4.8	209,233	8.44	641	78.9	3.9
45.01 - 50.00	70,010,717	8.5	254,584	8.58	634	78.9	1.0
50.01 - 55.00	5,516,467	0.7	290,340	8.25	661	77.5	1.2
Total:	155,845,193	18.9	214,663	8.54	637	78.3	2.5

DTI - Reduced Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	OLTV	% 2nd Lien
<= 0.00	685,936	0.1	45,729	10.23	659	89.9	100.0
0.01 - 5.00	374,686	0.0	374,686	6.68	660	54.4	0.0
5.01 - 10.00	210,374	0.0	70,125	8.66	686	85.2	50.5
10.01 - 15.00	68,914	0.0	34,457	10.35	609	90.0	21.7
15.01 - 20.00	719,320	0.1	143,864	8.21	664	80.3	8.6
20.01 - 25.00	1,354,878	0.2	96,777	8.88	619	76.3	6.8
25.01 - 30.00	4,451,778	0.5	153,510	8.60	661	80.0	7.2
30.01 - 35.00	8,516,828	1.0	141,947	8.62	655	80.2	7.2
35.01 - 40.00	20,224,461	2.5	156,779	8.59	649	81.8	8.3
40.01 - 45.00	37,029,440	4.5	181,517	8.37	653	81.5	5.7
45.01 - 50.00	70,514,265	8.5	242,317	8.24	663	81.3	3.2
50.01 - 55.00	8,888,684	1.1	227,915	7.83	633	79.6	0.2
55.01 - 60.00	2,233,245	0.3	372,207	7.52	657	76.9	2.0
Total:	155,272,808	18.8	194,577	8.33	656	81.1	5.1

DTI - NINA Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	OLTV	% 2nd Lien
<= 0.00	1,731,947	0.2	96,219	10.06	676	76.6	37.2
40.01 - 45.00	212,181	0.0	106,090	11.60	673	84.3	100.0
Total:	1,944,128	0.2	97,206	10.23	676	77.5	44.1

1st Lien IO
Non IO	% of Total Collateral	Avg Loan Size	WAC	FICO	OLTV	DTI	% IO	% 2nd Lien	% ARM	% Full Doc	% NOO	% MI
1st Lien IO	10.0	283,689	7.41	658	79.0	44.4	100.0	0.0	96.7	59.4	1.6	0.0
1st Lien Non-IO	86.2	185,696	8.04	624	78.7	42.7	0.0	0.0	87.2	62.5	5.9	0.0
1st Lien ARM	84.8	203,783	7.94	629	78.9	43.2	11.4	0.0	100.0	59.3	5.1	0.0
1st Lien FR	11.4	136,826	8.17	617	77.8	41.2	2.9	0.0	0.0	83.1	8.1	0.0
1st Lien Balloon	44.4	212,333	7.77	638	78.4	43.8	0.0	0.0	88.5	62.0	2.3	0.0
2nd Lien	3.7	47,519	11.02	641	97.5	41.5	1.0	100.0	0.0	58.4	1.2	0.0
NOO	5.3	168,143	8.64	645	78.6	38.6	3.0	0.9	81.6	49.5	100.0	0.0
2-4F	5.8	236,963	8.41	644	79.2	42.0	7.6	3.0	88.4	50.5	24.0	0.0